SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earlier event reported):  July 1, 2005

Games, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	000-33345	75-2926440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

425 Walnut Street, Suite 2300, Cincinnati, Ohio  45202

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (513) 381-0777

N/A

(Former name or former address, if changed since last report)

Item 8.01 Other Events.

On July 1, 2005, Games, Inc. issued a press release reporting on the current status of its litigation with Atari, Inc.  The full text of the press release is set forth in Exhibit 99.1 attached hereto and is incorporated in this Report as if fully set forth herein.

Item 9.01 Financial Statements and Exhibits.

1.

Financial statements: None.

2.

Pro forma financial information: None.

3.

Exhibits:

99.1 Press Release dated July 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GAMES, INC.

/s/ Roger W. Ach, II

Roger W. Ach, II

President and Chief Executive Officer

Date: July 1, 2005

Exhibit 99.1

Games Inc.

Press Release

dated July 1, 2005

In the matter of Games Inc., Chicago West Pullman LLC and Roger W. Ach II versus Atari, Inc., on June 30, 2005, Games Inc. received the Final Order from the Court denying our request to file a 60b Motion requesting additional information on the recent transaction in which Infogrames, the French-based parent of Atari, Inc. sold the Intellectual Property and game licenses which are the subject of this lawsuit back to the original owner, Hasbro Inc. of Pawtucket, R.I., for a total of $65 million cash plus a 7 year license to a portion of the IP to the Infogrames subsidiary, Atari Inc.

The Court’s decision indicates Atari had “….a loss in the bargain…..”; and refused to hear the subsequent evidence of the recent $65 million sale transaction; even though Atari’s original Agreement was to license these same properties to Games Inc. for $5 million.

The Court has ordered Games to redeem $3 million of its Preferred Stock held by Atari and to pay an additional $2.1 million plus interest; but has refused to order Atari to convey to Games Inc. the rights and title to the IP and game licenses, including the URL Games.com.

Games Inc. has been denied the use of the Hasbro and Atari IP and the estimated $1.5 million per month revenue to be derived from operating Games.com with that IP since the Trial Court granted Atari/Hasbro a Temporary Restraining Order in May, 2004; and, if successful on Appeal will claim those $19.5 million damages, to date, plus accruing revenue losses and other unspecified damages against Atari, Hasbro and any other responsible parties.

Games Inc. has notified counsel for Atari that it intends to appeal this decision to the Second Circuit Court of Appeals and may ask for an Emergency Stay, based on facts which the Trial Court has not been willing to hear; and is preparing to post a Bond satisfactory to the Court and to Atari. Games Inc. has also notified Atari that its Assets based on its most recent 10Q SEC filing that an enforcement action will paralyze Games Inc. Atari’s Counsel has agreed to forestall any enforcement action in the coming days, pending the prompt posting of a satisfactory Bond by Games.

Games’ counsel continues to be confident of the Company’s legal standing on the facts of the matter, and remains confident of our facts on Appeal.